Exhibit 2.3

The rights of shareholders of Celestica Inc. (“Celestica,” “we,” “our,” or “us”) are governed by the Ontario Business Corporations Act (“OBCA”), Celestica's Restated Articles of Incorporation (“Articles”), and Celestica's by-laws (“By-laws”). Our authorized share capital consists of an unlimited number of subordinate voting shares (“SVS”), without nominal or par value, an unlimited number of multiple voting shares (“MVS”), without nominal or par value, and an unlimited number of preference shares, issuable in series, without nominal or par value.

Item 9.A.3

Holders of SVS do not have pre-emptive purchase rights.

Item 9.A.5

The SVS are registered shares. Celestica may issue an unlimited number of SVS, without nominal or par value. Other than under applicable securities laws, there are no restrictions on the transferability of SVS.

Item 9.A.6

See 10.B. 3 below.

Item 9.A.7

As of the end of the period covered by the Annual Report on Form 20-F with which this exhibit is filed, the SVS are the only class of Celestica’s securities that are registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended.
Item 10.B.3

MVS and SVS

Voting Rights

The holders of SVS and MVS are entitled to notice of and to attend all meetings of shareholders and to vote at all such meetings together as a single class, except in respect of matters where only the holders of shares of one class or series of shares are entitled to vote separately pursuant to applicable law. At any meeting at which the holders of SVS and the holders of MVS are entitled to vote together, the SVS carry one vote per share and the MVS carry 25 votes per share. Generally, all matters to be voted on by shareholders must be approved by a simple majority (or, in the case of election of directors where the number of candidates nominated for election exceeds the number of directors to be elected, by a plurality, and in the case of an amalgamation or amendments to our Articles, by two-thirds) of the votes cast in respect of MVS and SVS held by persons present in person or by proxy, voting together as a single class. The holders of MVS are entitled to one vote per share held at meetings of holders of MVS at which they are entitled to vote separately as a class. The holders of SVS are entitled to one vote per share held at meetings of holders of SVS at which they are entitled to vote separately as a class.

Dividends

The SVS and the MVS are entitled to share ratably, as a single class, in any dividends declared by our board of directors, subject to any preferential rights of any outstanding preference shares in respect of the payment of dividends. Dividends consisting of SVS and MVS may be paid only as follows: (i) SVS may be paid only to holders of SVS, and MVS may be paid only to holders of MVS; and (ii) the number of MVS declared and paid as a dividend with respect to each outstanding MVS shall be equal to the number of SVS declared and paid as a dividend with respect to each outstanding SVS.

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Conversion

Each MVS is convertible at any time at the option of the holder thereof into one SVS.

The Articles provide "coat-tail" protection to the holders of the SVS by providing that the MVS will be converted automatically into SVS upon any transfer thereof, except: (i) a transfer to Onex Corporation (“Onex”) or any affiliate of Onex, or (ii) a transfer of 100% of the outstanding MVS to a purchaser who also has offered to purchase all of the outstanding SVS for a per share consideration identical to, and otherwise on the same terms as, that offered for the MVS and the MVS held by such purchaser thereafter shall be subject to the provisions relating to conversion as if all references to Onex were references to such purchaser. In addition, if: (i) any holder of any MVS ceases to be an affiliate of Onex, or (ii) Onex and its affiliates collectively cease to have the right, in all cases, to exercise the votes attached to, or to direct the voting of, any of the MVS held by Onex and its affiliates, such MVS shall convert automatically into SVS on a one-for-one basis. For these purposes: (i) “Onex” includes any successor corporation resulting from an amalgamation, merger, arrangement, sale of all or substantially all of its assets, or other business combination or reorganization involving Onex, provided that such successor corporation beneficially owns directly or indirectly all MVS beneficially owned directly or indirectly by Onex immediately prior to such transaction and is controlled by the same person or persons as controlled Onex prior to the consummation of such transaction; (ii) a corporation shall be deemed to be a subsidiary of another corporation if, but only if (a) it is controlled by that other, or that other and one or more corporations each of which is controlled by that other, or two or more corporations each of which is controlled by that other, or (b) it is a subsidiary of a corporation that is that other’s subsidiary; (iii) “affiliate” means a subsidiary of Onex or a corporation controlled by the same person or company that controls Onex; and (iv) “control” means beneficial ownership of, or control or direction over, securities carrying more than 50% of the votes that may be cast to elect directors if those votes, if cast, could elect more than 50% of the directors.  For these purposes, a person is deemed to beneficially own any security which is beneficially owned by a corporation controlled by such person.

In addition, if at any time the number of outstanding MVS shall represent less than 5% of the aggregate number of the outstanding MVS and SVS, all of the outstanding MVS shall be automatically converted at such time into SVS on a one-for-one basis.

Onex, which beneficially owns, controls or directs, directly or indirectly, all of our outstanding MVS, has entered into an agreement with Computershare Trust Company of Canada (as successor to the Montreal Trust Company of Canada), as trustee for the benefit of the holders of the SVS, for the purpose of ensuring that the holders of SVS will not be deprived of any rights under applicable take-over bid legislation to which they would be otherwise entitled in the event of a take-over bid (as that term is defined in applicable securities legislation) if MVS and SVS were of a single class of shares. Subject to certain permitted forms of sale, such as identical or better offers to all holders of SVS, Onex has agreed that it, and any of its affiliates that may hold MVS from time to time, will not sell any MVS, directly or indirectly, pursuant to a take-over bid (as that term is defined under applicable securities legislation) under circumstances in which any applicable securities legislation would have required the same offer or a follow-up offer to be made to holders of SVS if the sale had been a sale of SVS rather than MVS, but otherwise on the same terms.

Modification, Subdivision and Consolidation

Any modification to the provisions attaching to either the SVS or the MVS requires the separate affirmative vote of two-thirds of the votes cast by the holders of SVS and MVS, respectively, voting as separate classes.  The Company may not subdivide or consolidate the SVS or the MVS without at the same time proportionally subdividing or consolidating the shares of the other class.

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Creation of Other Voting Shares

The Company may not create any class or series of shares, or issue any shares of any class or series (other than SVS) having the right to vote generally on all matters that may be submitted to a vote of shareholders (except matters for which applicable law requires the approval of holders of another class or series of shares voting separately as a class or series) without the separate affirmative vote of two-thirds of the votes cast by the holders of SVS and MVS, respectively, voting as separate classes.

Rights on Liquidation or Dissolution

With respect to a distribution of assets in the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purposes of winding up its affairs, holders of SVS and MVS will share ratably as a single class in the assets available for distribution to holders of SVS and MVS after payment in full of the amounts required to be paid to holders of preference shares, if any.

Other Rights

Neither the SVS nor the MVS are redeemable, nor do the holders of such shares have pre-emptive purchase rights. Directors do not stand for re-election at staggered intervals.

Preference Shares

Celestica’s board of directors may issue preference shares from time to time in one or more series, and (subject to the provisions of the Articles) determine the designation of, and the rights, privileges, restrictions and conditions attaching to, such shares (including, without limitation, dividend rights, cancellation, retraction or redemption rights, voting rights, conversion or exchange rights, sinking fund provisions and/or other provisions). Preference shares of each series will rank as to dividends (to the extent cumulative dividends are applicable) and capital on a parity with preference shares of every other series. Preference shares of each series will rank as to dividends and capital senior to the SVS and MVS.

With respect to a distribution of assets in the event of a liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company for the purpose of winding up its affairs, holders of preference shares of each series will be entitled to receive from the assets of the Company in respect of each such share held a sum equal to the amount in the stated capital account for such series divided by the number of shares in such series then outstanding, together with any accrued (in the case of cumulative dividends) or declared (in the case of non-cumulative dividends) and unpaid dividends thereon, before any amount shall be paid or any assets are distributed to the holders of SVS or MVS. Upon the receipt of such sum, the holders of preference shares shall not be entitled to share in the distribution of our remaining assets and their preference shares will be canceled.

There are currently no preference shares outstanding.

Substantial Shareholders

Other than the "coat-tail provisions" described under the caption “Conversion” above, there are no provisions in the Articles or By-laws discriminating against any existing or prospective holder of our securities as a result of such shareholder owning a substantial number of our securities.

However, transactions involving shareholders that hold a substantial number of securities may be subject to Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”). MI 61-101 contains requirements in connection with certain types of transactions including related party transactions.

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Related party transactions include, for an issuer, certain types of transactions between the issuer and a person that is a related party of the issuer at the time the transaction is agreed to, whether or not there are also other parties to the transaction. Related parties of an issuer include, among others, control persons of the issuer, directors, senior officers and persons that have beneficial ownership or control or direction over (or a combination thereof), directly or indirectly, 10% of the voting securities of the issuer.
Subject to the availability of certain exemptions, MI 61-101 provides certain procedural protections for minority or disinterested shareholders in connection with the types of transactions that are subject to MI 61-101. In particular, MI 61-101 requires, subject to certain exemptions: (i) more detailed disclosure in the proxy material sent to security holders in connection with a transaction; (ii) the preparation of a formal valuation of the subject matter of the transaction; (iii) minority approval of the proposed transaction by a majority of the votes cast by minority or disinterested shareholders; and (iv) in certain circumstances, the formation of a special committee.
Also see Item 10.B.6 below.
Item 10.B.4

See the captions “Modification, Subdivision and Consolidation” and “Creation of Other Voting Shares” under Item 10.B.3 above. The requirement that the Company may not subdivide or consolidate the SVS or the MVS without at the same time proportionally subdividing or consolidating the shares of the other class is more significant than required by applicable law.

Item 10.B.5
Annual Meetings of Shareholders
Under the OBCA, the directors of Celestica must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting of Celestica shareholders. In addition, under the rules of the Toronto Stock Exchange, Celestica must hold its annual meeting within six months from the end of its fiscal year, or at such earlier time as is required by applicable legislation (including the OBCA). If an annual meeting is not called at the required time by the directors, holders of not less than 5% of the issued and voting shares of Celestica may requisition the directors to call a meeting of shareholders. See "Special Meetings of Shareholders" below. If for any reason it is impracticable to call such a meeting or to conduct such a meeting in the manner prescribed by Celestica’s Articles, Celestica’s By-laws and the OBCA, any director or shareholder entitled to vote at such a meeting may apply to a court for an order calling such a meeting.
Special Meetings of Shareholders
Under the OBCA, special meetings of shareholders may be called by the board of directors. In addition, the holders of not less than 5% of the issued and voting shares of Celestica may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition. The requisition must state the business to be transacted at the meeting and be sent to Celestica’s registered office. If the directors do not call a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting.
Quorum
Under the OBCA, unless the By-laws otherwise provide, a quorum of shareholders is present at a meeting if the holders of a majority of the shares entitled to vote at that meeting are present in person or represented by proxy. The By-laws provide that a quorum at any meeting of shareholders shall be at least two persons present in person and personally holding or representing by proxy not less than 35% of the total number of the issued shares of Celestica entitled to vote at the meeting.
Shareholder Action Without a Meeting
Under the OBCA, shareholder action without a meeting may be taken only by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting.
Item 10.B.6

There are no limitations under our Articles or in the OBCA on the rights to own our securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on our securities, except that the Investment

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Canada Act may require that a "non-Canadian" not acquire "control" of the Company without prior review and approval by the Minister of Innovation, Science and Industry. The acquisition of one-third or more of the voting shares of the Company would give rise a rebuttable presumption of the acquisition of control, and the acquisition of more than fifty percent of the voting shares of the Company would be deemed to be an acquisition of control. In addition, the Investment Canada Act provides the Canadian government with broad discretionary powers in relation to national security to review and potentially prohibit, condition or require the divestiture of, any investment in the Company by a non-Canadian, including non-control level investments. "Non-Canadian" generally means an individual who is neither a Canadian citizen nor a permanent resident of Canada within the meaning of the Immigration and Refugee Protection Act (Canada) who has been ordinarily resident in Canada for not more than one year after the time at which he or she first became eligible to apply for Canadian citizenship, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

In addition, limitations on the ability to acquire and hold shares of the Company may be imposed by the Competition Act (Canada) (the “Competition Act”). This legislation grants the Commissioner of Competition jurisdiction, for up to one year, to challenge the acquisition of a significant interest in us before the Competition Tribunal if the Commissioner believes that it would, or would be likely to, result in a substantial lessening or prevention of competition in any market in Canada. The Competition Act requires that any person proposing to acquire any of the assets in Canada of an operating business file a notification with the Competition Bureau where specified "size of the parties" and “size of the transaction” thresholds are exceeded. In the case of share acquisitions, an additional "shareholding threshold" applies. Any person who intends to acquire shares must file a notification with the Competition Bureau if certain financial thresholds are exceeded, and that person would hold more than 20% of our voting shares as a result of the acquisition. If a person already owns 20% or more of our voting shares, a notification must be filed when the acquisition would bring that person’s holdings over 50%. Where a notification is required, the legislation prohibits completion of the acquisition until the expiration of a statutory waiting period or unless the Commissioner provides written notice that he or she does not intend to challenge the acquisition.

Item 10.B 7

Other than the "coat-tail provisions" described in Item 10.B.3 above under the caption “Conversion,” there are no provisions in the Articles or our By-laws that would have the effect of delaying, deferring or preventing a change in control of Celestica and that operate only with respect to a merger, acquisition or corporate restructuring involving Celestica (or any of its subsidiaries).

Item 10.B 8

There are no By-law provisions requiring disclosure of share ownership.

Securities legislation in Canada requires every person or company who acquires beneficial ownership of, or control or direction over, voting or equity securities of any class of Celestica (or securities convertible into such securities) which, together with the acquiror’s previously acquired securities, represents 10% or more of the outstanding securities of that class to file, subject to certain exceptions, a press release and an early warning report, each of which contain certain prescribed information (including the acquiror’s identity, intention and extent of holdings). In addition, such acquiror must make further disclosures where:

(i)
such acquiror or any person acting jointly or in concert with such acquiror, acquires or disposes beneficial ownership of, or acquires or ceases to have control or direction over securities (or securities convertible into such securities) in an amount equal to 2% or more of the outstanding securities of the class of securities that was the subject of such acquiror’s most recent early warning report;

(ii)
such acquiror’s beneficial ownership of, or control or direction over, the outstanding securities of the class of securities that was the subject of the acquiror’s most recent early warning report decreases to less than 10%; or

(iii)	there is a change in a material fact contained in the acquiror’s most recent early warning report.

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Securities legislation in Canada also requires insiders of Celestica to file reports disclosing information about transactions involving securities of Celestica (or related financial instruments) held by such insider. Insiders of Celestica include, among others, the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Celestica, directors of Celestica and persons or companies that have beneficial ownership of, or control or direction over (or a combination thereof), whether direct or indirect, securities of Celestica carrying more than 10% of the voting rights attached to all of Celestica’s outstanding voting securities. This threshold is higher than the 5% threshold under U.S. securities legislation at which shareholders must report their share ownership.

Item 10.B 9

See Items 10.B 3 10.B 6 and 10.B.8 above.

Item 10.B.10

There are no conditions imposed by our Articles governing changes in Celestica’s capital, where such provisions are more stringent than those required by law.

Item 12.A; 12.B.; 12.C.; 12.D.1; 12.D.2

N/A

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